                                 EXHIBIT 99(A)

                    Union Planters Corporation Press Release
            dated January 21, 1999, announcing operating results for
              the three and twelve months ended December 31, 1998

January 21, 1999


                      UNION PLANTERS REPORTS 1998 RESULTS


         Memphis, Tennessee - Union Planters Corporation (NYSE: UPC) announced today 1998 annual net earnings of $225.6 million, or $1.58 per diluted share, compared to $339.8 million, or $2.47 per diluted share a year ago. For the fourth quarter of 1998, net earnings were $27.6 million, or $.19 per diluted share, compared to $40.1 million, or $.29 per diluted share in the fourth quarter 1997.

         The reported results reflect the acquisition of 18 financial institutions in 1998 including Ready State Bank in Hialeah, Florida; Southeast Bancorp, Inc. in Corbin, Kentucky; FSB, Inc. in Covington, Tennessee; and LaPlace Bancshares, Inc. in LaPlace, Louisiana acquired on December 31, 1998. See the attached Summary of 1998 Acquisitions for a complete listing. The 1998 acquisitions increased total assets from $18.1 billion to $31.7 billion, making Union Planters one of the 30 largest bank holding companies in the United States. The largest acquisitions during the year were Magna Group, Inc., a bank holding company headquartered in St. Louis, Missouri with total assets of approximately $7.7 billion, and Peoples First Corporation, a bank holding company headquartered in Paducah, Kentucky with total assets of $1.4 billion. Results for both 1998 and 1997 have been restated to reflect pooling of interests accounting for the acquired institutions.

         Earnings for the fourth quarter and the year were significantly impacted by asset sales; charges, including provisions for losses on loans, attributable to acquired entities; and bank charter consolidation expenses. See attached Summary of Operating Results for details.

         Benjamin W. Rawlins, Jr., Chairman and Chief Executive Officer said, "1998 was our busiest year yet for acquisitions as industry consolidation continues at a very rapid pace. Our footprint now extends into twelve states which represent a very healthy section of the country. Our reported net income does not begin to reflect the core earnings and earnings potential of our markets. We are truly in a transition period and are handling the challenges of integrating all of the recently acquired banks into our Corporation. Not only will future earnings benefit significantly from operating efficiencies, but we are continuing to spend money to develop our sales culture and loan platform for future growth. We have been an acquirer of banks for over ten years and have an excellent track record of achieving good profitability levels within an 18 to 24 month period following the acquisition. Last year all of our older banks performed very well and we expect our recently acquired banks to be operating at strong levels later this year and next."

         Net interest income for the year was $1.21 billion compared to $1.20 billion in 1997. Average earning assets increased $1.44 billion in 1998 compared to 1997 and the net interest margin was 4.40%, compared to 4.57% in 1997. Average loans, excluding FHA/VA government-insured/guaranteed loans, for the year were $19.5 billion, an increase of 5.7%.

         The provision for losses on loans for the year was $204.1 million compared to $153.1 million for 1997. Net charge-offs for the year were $186.3 million compared to $116.3 million for 1997. "Both our loan loss provision and net charge-offs should come down significantly next year. Approximately 80% of our net charge-offs for 1998 related to our credit card portfolio, which has been sold, and our recently acquired banks. We asked each of our new banks to adopt a more aggressive policy of dealing with problem credits and to maintain compliance with our charge-off policies. Our older banks had very respectable net charge-offs of only 35 basis points in 1998 and we would expect that to be the norm for the newer banks going forward," said Jack W. Parker, Chief Financial Officer.

         At December 31, 1998, the allowance for losses on loans was $321.5 million, or 1.71% of loans and 206% of nonperforming loans. Nonperforming assets at year end were $182.6 million, or .97% of loans and foreclosed properties. This compares to $191.1 million, or 1.01% of loans and foreclosed properties at December 31, 1997.

         Noninterest income for 1998 excluding investment securities gains or losses was $577.8 million compared to $465.9 million a year ago. Noninterest income in 1998 included a $70.1 million net gain on the sale of the credit card portfolio in the fourth quarter, a $19.6 gain from the securitization of FHA/VA loans in the second quarter, and other gains on asset disposals of $9.6 million.

         Noninterest expense for 1998 was $1.2 billion compared to $1.0 billion for 1997. Both years were impacted by various charges. For 1998 these included losses on asset disposals of $10.8 million, merger and other charges related to previously acquired entities of $165.3 million, expenses related to charter consolidation and ongoing integration of operations of $17.0 million, charges related to employee benefit plan changes of $11.1 million, and other net charges of $855,000.

         Union Planters Corporation ended the year with total assets of $31.7 billion, total loans of $19.6 billion, and total deposits of $24.9 billion. Shareholders' equity at December 31, 1998 was $3.0 billion and the shareholders' equity to total assets and leverage ratios were 9.42% and 8.86%, respectively.

         "We have one of the best equity capital bases of any bank in the country," said Benjamin W. Rawlins, Jr.

         Union Planters Corporation, headquartered in Memphis, Tennessee, is a multi-state bank holding company with 1,034 ATMs and 810 banking offices in Alabama, Arkansas, Florida, Illinois, Indiana, Iowa, Kentucky, Louisiana, Mississippi, Missouri, Tennessee, and Texas. Union Planters is one of the 30 largest bank holding companies in the United States and is included in the S & P 500 Index. The Corporation's Common Stock is traded on the New York Stock Exchange under the symbol UPC.

         To the extent that statements in this report relate to the plans, objectives, or future performance of Union Planters, these statements are deemed to be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and the current economic environment. Union Planters' actual strategies and results in future periods may differ materially from those currently expected due to various risks and uncertainties. A discussion of factors affecting Union Planters' business and prospects is contained in the Corporation's periodic filings with the Securities and Exchange Commission.


                                     -O0O-

FOR ADDITIONAL INFORMATION:

FINANCIAL CONTACT
JACK W. PARKER
EXECUTIVE VICE PRESIDENT AND
CHIEF FINANCIAL OFFICER
(901) 580-6781

MEDIA CONTACT
TOM WOODBERY
VICE PRESIDENT
(901) 580-6630


                    [TWO PAGE FINANCIAL ATTACHMENT FOLLOWS]

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                     THREE MONTHS ENDED                      YEAR ENDED
                                                                        DECEMBER 31,                         DECEMBER 31,
                                                                    1998            1997              1998               1997
----------------------------------------------------------------------------------------------------------------------------------
INCOME STATEMENT AMOUNTS
   Net interest income
     Actual                                                        $ 293,940       $ 306,539        $ 1,207,233        $ 1,199,899
     Taxable-equivalent basis                                        306,712         314,249          1,244,534          1,228,671
   Provision for losses on loans                                      76,584          47,033            204,056            153,100
   Noninterest income
     Investment securities gains (losses)                              6,021             363             (9,074)             4,888
     Other                                                           191,771         121,045            577,833            465,863
   Noninterest expense                                               362,057         319,409          1,200,014          1,001,701
   Earnings before income taxes                                       53,091          61,505            371,922            515,849
   Applicable income taxes                                            25,500          21,385            146,316            176,014
   NET EARNINGS                                                       27,591          40,120            225,606            339,835

   NET EARNINGS APPLICABLE TO COMMON SHARES                           27,121          39,014            223,532            334,893
----------------------------------------------------------------------------------------------------------------------------------
PER COMMON SHARE DATA
   Net earnings
             - basic                                               $     .19   $         .29        $      1.61        $      2.53
             - diluted                                                   .19             .29               1.58               2.47
   Cash dividends                                                        .50             .40               2.00              1.495
   Book value                                                                                             20.86              21.77

----------------------------------------------------------------------------------------------------------------------------------
BALANCES AT END OF PERIOD
   Loans, excluding FHA/VA government-insured/guaranteed loans                                      $18,816,915        $18,970,976
   Allowance for losses on loans                                                                        321,476            324,474
   Nonperforming assets
      Nonaccrual loans                                                                                  150,378            138,896
      Restructured loans                                                                                  5,612             15,250
      Foreclosed properties                                                                              26,607             36,976
   Loans 90 days past due                                                                                48,626             51,128
   FHA/VA government-insured/guaranteed loans                                                           759,911          1,331,993
      Nonaccrual                                                                                          9,232             14,933
      90 days past due                                                                                  355,124            517,124
   Available for sale investment securities
       Amortized cost                                                                                 8,208,570          6,328,723
       Fair value                                                                                     8,301,703          6,414,197
       Unrealized gain, net of taxes                                                                     57,245             52,964
   Total assets                                                                                      31,691,953         29,974,463
   Total deposits                                                                                    24,896,455         22,875,879
   Total shareholders' equity                                                                         2,984,078          2,874,473
   Total common equity                                                                                2,960,725          2,819,764
   Tier 1 capital                                                                                     2,746,285          2,847,324

----------------------------------------------------------------------------------------------------------------------------------

                           UNION PLANTERS CORPORATION
                        FINANCIAL HIGHLIGHTS (UNAUDITED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                 THREE MONTHS ENDED                        YEAR ENDED
                                                                    DECEMBER 31,                           DECEMBER 31,
                                                             1998                1997                1998                1997
---------------------------------------------------------------------------------------------------------------------------------
AVERAGE BALANCES
   Loans, excluding FHA/VA government-
      insured/guaranteed loans                            $19,389,417         $19,171,979         $19,539,852         $18,492,506
   FHA/VA government-insured/
      guaranteed loans                                        761,455           1,354,078             958,921           1,500,120
   Investment securities                                    8,032,049           6,255,509           7,217,180           6,274,386
   Earning assets                                          28,703,013          27,380,726          28,302,836          26,875,679
   Total assets                                            31,388,245          29,797,348          30,744,326          29,188,805
   Total deposits                                          24,530,709          22,673,488          23,583,305          22,223,714
   Interest-bearing liabilities                            23,816,423          22,566,707          23,507,819          22,436,842
   Demand deposits                                          3,854,463           3,544,418           3,594,978           3,328,821
   Shareholders' equity                                     2,965,740           2,848,888           2,931,703           2,755,209
   Common equity                                            2,941,472           2,792,141           2,899,372           2,689,021

---------------------------------------------------------------------------------------------------------------------------------
OTHER SUPPLEMENTAL INFORMATION
   Return on average assets                                       .35%                .53%                .73%               1.16%
   Return on average common equity                               3.66                5.54                7.71               12.45
   Allowance for losses on loans to loans (1)                                                            1.71                1.71
   Nonperforming loans to loans (1)                                                                       .83                 .81
   Nonperforming assets to loans and
       foreclosed properties (1)                                                                          .97                1.01
   Net charge-offs of loans                               $    80,625         $    31,029         $   186,281          $  116,250
   Net charge-offs as a percentage of
      average loans (1)                                          1.65%                .64%                .95%                .63%
   Common shares outstanding (end of
      period, in thousands)                                                                           141,925             134,532
   Weighted average shares outstanding
      (in thousands)
         Basic                                                141,311             134,660             139,034             132,451
         Diluted                                              142,803             138,087             142,693             138,220
   Yield on earning assets (taxable-equivalent
      basis)                                                     8.05%               8.51%               8.31%               8.53%
   Rate on interest-bearing liabilities                          4.59                4.80                4.71                4.74
   Interest rate spread (taxable-equivalent
      basis)                                                     3.46                3.71                3.60                3.79
   Net interest income as a percentage of
      average earning assets (taxable-equivalent
      basis)                                                     4.24                4.55                4.40                4.57
   Shareholders' equity to total assets                                                                  9.42                9.59
   Leverage ratio                                                                                        8.86                9.62


(1) Excludes FHA/VA government-insured/guaranteed loans
--------------------------------------------------------------------------------

                           UNION PLANTERS CORPORATION
                    SUMMARY OF OPERATING RESULTS (UNAUDITED)
                             (DOLLARS IN THOUSANDS)



                                                                        THREE MONTHS ENDED                 YEAR ENDED
                                                                           DECEMBER 31,                   DECEMBER 31,
                                                                        1998           1997           1998           1997
---------------------------------------------------------------------------------------------------------------------------

PRETAX EARNINGS BEFORE PROVISIONS FOR LOSSES
   ON LOANS AND SIGNIFICANT ITEMS                                    $ 147,146      $ 167,553      $ 690,809      $ 716,903

PROVISION FOR LOSSES ON LOANS                                          (76,584)       (47,033)      (204,056)      (153,100)
                                                                     ---------      ---------      ---------      ---------

PRETAX EARNINGS BEFORE SIGNIFICANT ITEMS                                70,562        120,520        486,753        563,803

SIGNIFICANT ITEMS (PRETAX):
     Net gains from disposal/sale of assets (including
       investment securities gains and losses)                          66,670            363         79,367         21,178
     Merger-related charges and other charges
        related to previously acquired banks                           (61,587)       (42,748)      (165,263)       (48,112)
     Charter consolidation and other charges related
         to ongoing integration of operations                           (8,935)       (16,630)       (16,990)       (16,742)
     Charges related to employee benefit plan changes                  (11,090)            --        (11,090)            --
     Other miscellaneous charges, net                                   (2,529)            --           (855)        (4,278)
                                                                     ---------      ---------      ---------      ---------
                 TOTAL SIGNIFICANT ITEMS                               (17,471)       (59,015)      (114,831)       (47,954)
                                                                     ---------      ---------      ---------      ---------

PRETAX EARNINGS BEFORE INCOME TAXES                                     53,091         61,505        371,922        515,849

APPLICABLE INCOME TAXES                                                (25,500)       (21,385)      (146,316)      (176,014)
                                                                     ---------      ---------      ---------      ---------

NET EARNINGS                                                         $  27,591      $  40,120      $ 225,606      $ 339,835
                                                                     ---------      ---------      ---------      ---------

                           UNION PLANTERS CORPORATION
                          SUMMARY OF 1998 ACQUISITIONS



                                                         DATE            METHOD OF
            INSTITUTION                                ACQUIRED          ACCOUNTING            TOTAL ASSETS
--------------------------------------------      ----------------    -----------------   ----------------------
                                                                                           (DOLLARS IN MILLIONS)

Sho-Me Financial Corporation                           1/1/98            Purchase                 $   374
  Springfield, Missouri

Security Bancshares, Inc.                              4/1/98            Pooling of                   146
  Des Arc, Arkansas                                                      Interests

Magna Group, Inc.                                      7/1/98            Pooling of                 7,683
  St. Louis, Missouri                                                    Interests

Peoples First Corporation                              7/1/98            Pooling of                 1,427
  Paducah, Kentucky                                                      Interests

Merchants Bancshares, Inc.                            7/31/98            Pooling of                   565
  Houston, Texas                                                         Interests

CB&T, Inc.                                             7/7/98            Pooling of                   278
  McMinnville, Tennessee                                                 Interests

Capital Savings Bancorp, Inc.                          7/8/98            Pooling of                   207
  Jefferson City, Missouri                                               Interests

First National Bancshares of
  Wetumpka, Inc.                                      7/31/98            Pooling of                   202
   Wetumpka, Alabama                                                     Interests

Alvin Bancshares, Inc.                                 8/1/98            Pooling of                   117
  Alvin, Texas                                                           Interests

First Community Bancshares, Inc.                       8/5/98            Pooling of                    39
  Middleton, Tennessee                                                   Interests

Duck Hill Bank                                         8/1/98            Purchase                      21
  Duck Hill, Mississippi

AMBANC Corporation                                    8/31/98            Pooling of                   731
  Vincennes, Indiana                                                     Interests

Transflorida Bank                                     8/31/98            Pooling of                   334
  Boca Raton, Florida                                                    Interests

Purchase of 24 branches and
  assumption of $1.5 billion of
  deposits of California Federal
  Bank in Florida                                     9/11/98            Purchase                   1,389

Ready State Bank                                     12/31/98            Pooling of                   595
  Hialeah, Florida                                                       interests

Southeast Bancorp, Inc.                              12/31/98            Pooling of                   335
  Corbin, Kentucky                                                       interests

FBS, Inc.                                            12/31/98            Pooling of                   145
  Covington, Tennessee                                                   interests

La Place Bancshares, Inc.                            12/31/98            Pooling of                    70
  La Place, Louisiana                                                    interests
                                                                                                  -------
         TOTAL                                                                                    $14,658
                                                                                                  =======